DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of information concerning our common stock, par value $.16 2/3 per share (the “common stock”). The summaries and descriptions below do not purport to be complete statements of, and are entirely qualified by, the relevant provisions of our Restated Certificate of Incorporation (the “certificate of incorporation”) and Amended and Restated By-Laws (the “by-laws”), each of which is filed as an exhibit to our Annual Report on Form 10‑K, and of the General Corporation Law of the State of Delaware (the “DGCL”).

General

Our common stock is traded on the New York Stock Exchange under the symbol “HUM.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Authorized Capital Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $.16 2/3 per share, and 10,000,000 shares of preferred stock, par value $1 per share. Without stockholder action, our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the designation, voting powers, preferences and relative, participating, options or other special rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.

Dividends

Subject to any preferential rights of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive, to the extent permitted by law, dividends as and when declared by our board of directors.

Liquidation

In the event of the liquidation or dissolution of our company, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock.

Voting Rights

Each share of our common stock is entitled to one vote with respect to matters brought before the stockholders. All voting is on a non-cumulative basis. All of our directors are elected at the annual meeting of our stockholders. Under our certificate of incorporation, neither our board of directors nor our stockholders may amend the by-laws to authorize the election of directors by cumulative voting or classify our directors by terms differing in dated of expiration without unanimous approval of our stockholders.

Our by-laws provide that nominees for director are elected by a majority vote standard in uncontested elections, and by a plurality vote standard in contested elections. We have a resignation policy applicable to any nominee who is an incumbent director who fails to be re-elected in an uncontested election. Any director may be removed from office, either with or without cause, by the affirmative vote of the holders of a majority of all of the shares of stock outstanding and entitled to vote for the election of directors.

Other Rights

There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-Assessable

The outstanding shares of our common stock are fully paid and non-assessable.

Proxy Access

Our by-laws permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding common stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of our board of directors, provided that the stockholders and nominees satisfy the requirements specified in our by-laws.

Anti-Takeover Effects of Delaware Law and Certain Provisions of Our Certificate of Incorporation and By-Laws

The provisions of Delaware law, our certificate of incorporation and by-laws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, including takeover attempts that might result in a premium over the market price for the shares of common stock. These provisions, described below, could deprive the stockholders of opportunities to realize a premium on the shares of our common stock owned by them.

Delaware Anti-Takeover Statute

Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the time that the person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner or another prescribed exemption applies. Generally, a “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder, and an “ interested stockholder” is defined as any person or entity, together with its affiliates and associates, that is, at any time within the past three years was, the beneficial owner of at least 15% of a corporation’s outstanding voting stock. The statute could prohibit or delay mergers or other takeovers or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Advanced Notice Procedures for Stockholder Proposals and Director Nominations

Our by-laws set forth advance notice provisions with respect to stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or special meeting of stockholders called by our board of directors for that purpose. Our by-laws also specify various requirements as to the timing, form and content of a stockholder’s notice.

Special Meetings

Special meetings of our stockholders may be held if our board of directors, its chairman, our chief executive officer or our president calls a meeting. However, these persons must call a meeting if stockholders owning one-fourth of our shares then issued and outstanding and entitled to vote on matters to be submitted to our stockholders request in writing that a meeting be held, subject to certain requirements specified in our by-laws.

Preferred Stock

The ability of our board of directors to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may discourage, delay, defer or prevent a change of control of us.
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